Exhibit 5.1

Neil Wiener

Direct +1 514 397 7483

Facsimile 514-397-7600

nwiener@fasken.com

June 9, 2016

File No.: 298263.00001/19905

INTERTAPE POLYMER GROUP INC.

9999 Cavendish Boulevard

Suite 200

Ville St. Laurent, Quebec, Canada

H4M 2X5

Dear Sirs/Madames:

Re:	REGISTRATION STATEMENT ON FORM S-8
2014 Deferred Share Unit Plan

We have reviewed the registration statement on Form S-8 to be filed by Intertape Polymer Group Inc. (the “Registrant”) with the United States Securities and Exchange Commission on or about June 9, 2016 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 250,000 Common Shares, no par value (collectively, the “DSU Shares”) of the Registrant issuable pursuant to the Registrant’s 2014 Deferred Share Unit Plan (the “DSU Plan”). As the Registrant’s Canadian general counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of the following opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the DSU Shares have been validly authorized and, upon the issuance thereof in accordance with the terms of the DSU Plan, will be validly issued as fully-paid and non-assessable Common Shares of the Registrant.

The foregoing opinion is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein and we express no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from officials of the Registrant and other sources believed by us to be reliable.

The foregoing opinion is given as at the date hereof. We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set out herein as a result of any amendment or coming into force of any law after the date hereof. The foregoing opinion can be relied upon only by the party to whom it is addressed and for the purposes of the matters herein contemplated.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name whenever appearing in the Registration Statement and any documents incorporated therein by reference, and any amendments to the Registration Statement.

Yours faithfully,

/s/ Fasken Martineau DuMoulin LLP

NW/II